Exhibit 11

                                              Deposit Guaranty Corp.
                                        Computation of Net Income Per Share

                                                         Three Months Ended              Six Months Ended

                                                            June 30, 1997                  June 30,1997
                                                         -------------------             ----------------
                                                            Primary and                    Primary and
                                                           Fully Diluted                  Fully Diluted
                                                         -------------------             ----------------
Computation of weighted average shared outstanding:

  Common stock outstanding,
    beginning balance                                            40,743,822                 39,185,394

  Common stock issued due
    to mergers                                                      217,512                  3,418,227

  Common stock issued due to
    exercise of options                                               5,009                     51,803

  Shares purchased by
    the Company                                                  (   50,752)              (  1,314,539)
                                                                 -----------              -------------

  Weighted average shares
    outstanding                                                  40,915,591                 41,340,885
                                                                 ==========                ===========

Computation of net income:

  Net income                                                    $21,931,000                $44,543,000
                                                                ===========                ===========

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding                                  $       .54                $      1.08
                                                                ===========                ===========

Note: For the three-months ended June 30, 1997, additional weighted average shares outstanding for options under the Company's incentive stock plan were 298,194 and 432,288 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.